                                   Exhibit 99

                               Reoffer Prospectus
       Prepared in Accordance with the Requirements of Item I of Form S-3

PROSPECTUS

                                 ANACOMP, INC.

                                 99,050 SHARES
                                 COMMON STOCK

         This prospectus relates to 99,050 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Anacomp, Inc., an Indiana corporation (the "Corporation"). All of these Shares were acquired by certain stockholders (the "Selling Stockholders") from the Corporation on August 22, 1996 in connection with the grant of restricted stock awards pursuant to the Anacomp, Inc. 1996 Restructure Recognition Incentive Plan (the "Recognition Plan"). See "Selling Stockholders" below. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Sale of Shares" below.

         All or a portion of the Shares may be offered by the Selling Stockholders from time to time (i) in transactions on the Nasdaq National Market, (ii) in negotiated transactions, or (iii) a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary compensation). See "Selling Stockholders" and "Sale of Shares" below.

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Corporation. The Corporation has agreed to bear all expenses in connection with the registration of the Shares being offered by the Selling Stockholders.

         The Common Stock is traded in the Nasdaq National Market under the symbol "ANCO". On December 26, 1996, the last sale reported for the Common Stock on the Nasdaq National Market was $8.125 per share.

                       --------------------------------

        PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS," WHICH CAN BE FOUND ON PAGE 4.

                       --------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December 31, 1996

                             AVAILABLE INFORMATION

         Anacomp, Inc. (the "Corporation") has filed a Registration Statement on Form S-8 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Corporation, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address: http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market under the symbol "ANCO" and such reports, proxy statements and other information concerning the Corporation are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Corporation will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such requests should be addressed to:
Suzanne S. Bellamy, Anacomp, Inc., 11550 North Meridian Street, Suite 600, Carmel, Indiana 46232; telephone number (317) 844-9666.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference into this Prospectus and are deemed to be a part hereof from the date of the filing of such documents:

         (1) The Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

         (2) All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 1996.





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

         (3) The description of common stock contained in the Corporation's Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

         (4) All other documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement to which this Prospectus relates that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

         Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                THE CORPORATION

         The Corporation is the world's leading full-service provider of micrographics systems, services and supplies, with over 15,000 customers in more than 65 countries, as well as the world's largest provider of Computer Output Microfilm (COM) solutions for image and information management. Micrographics is the conversion of information stored in digital form or on paper to microfilm or microfiche, and COM converts textual and graphical information at high speed directly from a computer or magnetic tape to microfilm or microfiche. The Corporation is also a leading provider of half-inch magnetic tape products for large computing systems.

         The Corporation offers a full range of micrographics services and supplies, including (i) micrographics processing services to customers on an outsourcing basis through it 44 data service centers nationwide, (ii) micrographics systems for users who perform their own data conversion, (iii) consumable supplies and equipment for micrographics systems, and (iv) maintenance services for micrographics equipment. It is a major manufacturer and distributor of computer tape products used by data processing operations, including open reel tape, 3480 tape cartridges and 3490E tape cartridges. The Corporation is also a pioneer in providing out source services in its centers for the processing and storage of information for subsequent retrieval on compact recordable disc (CD-R) media.

         On June 4, 1996, the Company emerged from bankruptcy proceedings under its Third Amended Joint Plan of Reorganization. On that date, the Company canceled its existing secured debt and subordinated debt and its equity securities and distributed to its creditors approximately $22.0 million in cash, $112.2 million principal amount of its 11-5/8% Senior Secured Notes due 1999 (the "Senior Secured Notes"), $160.0 million principal amount of its 13% Senior Subordinated Notes due 2002 (the "Senior Subordinates Notes"), 10.0 million shares of new common stock, par value $.01 per share, and warrants to purchase 362,694 shares of common stock at a price of $12.23 per share for a period of five years from June 4, 1996.

         The principal executive offices of the Corporation are located at 11550 North Meridian Street, Suite 600, Carmel, Indiana 46232; and the Corporation's telephone number at this location is (317) 844-9666.





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
                                  RISK FACTORS

         Prospective investors should carefully review the information set forth below, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment decision.

         ADVERSE EFFECT OF GROWTH OF ALTERNATE TECHNOLOGIES. Revenues for the Corporation's micrographics services and products, including micrographics service revenues, COM system revenues, maintenance service revenues and micrographics equipment and supplies revenues, have been adversely affected for each of the past four fiscal years and could in the future be substantially adversely affected by, among other things, the increasing use of digital technology.

         The effect of digital and other technologies on the demand for micrographics depends, in part, on the extent of technological advances and cost decreases in such technologies. The recent trend of technological advances and attendant price declines in digital systems and products is expected to continue. As a result, in certain instances, potential micrographics customers have deferred, and may continue to defer, investments in micrographics systems (including the Corporation's XFP 2000 system) and the utilization of micrographics data service centers while evaluating the abilities of digital and other technologies.

         The continuing development of local area computer networks and similar systems based on digital technologies has resulted and will continue to result in many Corporation customers changing their use of micrographics from data storage and retrieval to primarily archival use. The Corporation believes this is at least part of the reason for the declines in the past three fiscal years in both sales and prices of the Corporation's duplicate film, readers and reader/printers. The Corporation's service centers also are producing fewer duplicate microfiche per original for customers, reflecting this use of micrographics primarily for storage. The rapidly changing data storage and management industry also has resulted in intense price competition in certain of the Corporation's markets, particularly micrographics services. The Corporation's operating income as a percentage of revenue was 7.4% in fiscal 1996 compared to 7% in fiscal 1995, 13.4% in fiscal 1994 and 15% in 1993.

         Therefore, the Corporation has been and expects to continue to be impacted adversely by the decline in the market for COM services, the high fixed costs and declining market for COM systems and the attendant reduction in equipment and supplies. The Corporation's revenues for maintenance of COM systems have declined in part because of efficiencies associated with the Corporation's XFP 2000 systems but are expected to decline in the event of lesser use and fewer sales of COM systems. The growth of alternate technologies has created consolidation in the micro graphics industry. To the extent consolidation in the micrographics industry has the effect of causing major providers of micrographics services and products to cease providing such services and products, the negative trends in the industry, such as competition from alternate technologies described above, may accelerate.

         DECLINES IN REVENUES AND PROFITS. As a result of the rapidly changing nature of the data storage and management industry, the Corporation has experienced declining or flat revenues in each of the last five fiscal years. Revenues for fiscal 1995 decreased $32.2 million from 1994 and revenues decreased $105 million for fiscal 1996 from 1995. The $105 million decrease is primarily due to the sale, discontinuance and downsizing of certain product lines, as well as lower COM services and systems revenues. Fiscal 1994 revenues decreased $29.1 million from 1993, and 1993 revenues decreased $42.6 million compared to the prior year, excluding, in each case, acquisitions made by the Corporation during such fiscal year.

         The Corporation has used acquisitions in the past to try to offset declining micrographics services revenues and to increase market share. The Corporation is expected to depend, in part, on acquisitions to try to increase market share, and there can be no assurance that the Corporation will be able to effect any such further acquisitions. Acquisitions generally have been of companies in markets in which the Corporation already competes. The Corporation's substantial leverage limits the amount of cash flow available for investment. The indenture for the Senior Secured Notes and the terms of the Corporation's other indebtedness restrict the Corporation's ability to make acquisitions. See "Substantial Leverage."

         VARIATION FROM REORGANIZATION PLAN PROJECTIONS. Fiscal 1996 revenue and income were lower than fiscal 1996 revenue and income projected in connection with the Corporation's reorganization because of, among other things, the decline in COM services and systems revenues and the increase in competition for such services and systems by alternate technologies, the introduction of new products and services at a slower rate than expected, as well as the impact of the Corporation's being in reorganization proceedings. The Corporation does not generally publish its business plans and strategies or make external projections of its anticipated financial positions or results of operations, and did so only in the context of its reorganization proceedings. The Corporation does not intend to update or otherwise revise any such financial projections to reflect circumstances existing after the date the projections were included in the disclosure statement in connection with the Corporation's reorganization or to reflect the occurrence of unanticipated events, even in the event the assumptions underlying the projections are shown to be in error or false or misleading by reason of subsequent events. Any such financial projections should not be relied on for any purpose.

         QUARTERLY EARNINGS FLUCTUATIONS. Historically, the Corporation has operated without a backlog for its COM systems. Sales of the Corporation's COM systems, including its XFP 2000 systems, vary significantly from quarter to quarter depending on various factors, including the level and timing of orders and shipments, customer requirements, the mix of product features selected and pricing changes, some of which are not within the control of the Corporation. Additionally, as is the case with many technology companies, a significant portion of the Corporation's sales of its COM systems typically occurs in the last few weeks of a quarter. As a result, the Corporation's COM systems revenues may shift from one quarter to the next, having a significant effect on reported results, and quarterly revenues and reported results cannot be accurately estimated even a few weeks prior to the end of a quarter.

         DEPENDENCE OF VALUES ON ESTIMATES OF FUTURE PERFORMANCE. The Corporation's financial statements for the eight months ended May 31, 1996 and the four months ended September 30, 1996 have been prepared in accordance with the requirements of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), referred to as "fresh-start" reporting. SOP 90-7 requires a determination of the Corporation's reorganization value, which is the estimated fair value of the reorganized entity as a going concern at the time it emerges from bankruptcy. The Corporation's estimate of its reorganization value is based on a number of assumptions, including the assumptions upon which the Corporation's estimates of future operating results are based. The valuation necessarily assumes that the Corporation will achieve the estimates of future operating results in all material respects. If these results are not achieved, the resulting values could be materially different.





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

         NON-COMPARABILITY OF HISTORICAL FINANCIAL STATEMENTS. The Corporation's historical financial statements prior to the date the Plan of Reorganization was consummated are not comparable to financial statements after such date as a result of the application of "fresh-start" reporting, and, therefore, are not indicative of the Corporation's future performance.

         AVAILABILITY AND PRICE OF POLYESTER AND CERTAIN OTHER SUPPLIES. Polyester is the basic raw material for the Corporation's duplicate film and magnetics products. Large increases in the price of polyester are likely to affect the Corporation's operating margins adversely as the maturity of the Corporation's markets makes it difficult to effect price increases. Increased polyester prices also could result in the loss of certain customers. Pursuant to the terms of a supply agreement between the Corporation and SKC Limited and SKC America, Inc. (collectively, "SKC"), the Corporation purchases all of its duplicate microfilm and most of its base polyester products from SKC. The agreement contains provisions relating to price which, if strictly followed, would be burdensome to the Corporation. Accordingly, the Corporation has sought in the past to negotiate pricing outside the terms of the agreement. The Agreement provides that magnetics-based polyester will be sold at negotiated fair market value. There can be no assurances the Corporation will be successful in such negotiations in the future.

         Certain third parties are the sole suppliers of some of the Corporation's raw materials and products. In addition to SKC, as described above, Kodak supplies to the Corporation on an exclusive basis a proprietary, patented film canister used in the Corporation's XFP 2000 COM recorder and supplies to the Corporation substantially all of the Corporation's requirements for original microfilm for earlier-generation COM recorders. Any disruption in the supply relationship between the Corporation and such suppliers could result in delays or reductions in product shipments or increases in product costs that adversely affect the Corporation's operating results in any given period. In the event of any such disruption, there can be no assurance that the Corporation could develop alternative sources at acceptable prices and within reasonable times.

         NEW PRODUCTS. The Corporation is attempting to introduce new information storage and delivery products, certain of which will incorporate digital technologies. The Corporation historically has not been successful in introducing new micrographics products and services, and the Corporation has limited experience in the manufacture, sale or marketing of these new products and services, especially those incorporating new digital technologies. However, the Corporation is relying on such new products and services to generate significant cash flows in the future.

         These products and services currently are being introduced and, accordingly, have limited or no revenues to date. The markets for such new products and services are very competitive, and there can be no assurances that the Corporation's products and services will achieve market acceptance. The Corporation currently is in the process of reeducating and refocusing its sales force to sell its new products and services, as well as its more traditional COM products and services, and there can be no assurance that this will be successfully achieved. The Corporation intends to hire limited numbers of new sales personnel to help sell certain of its digital products and services, but needs to rely on its existing sales force to grow the business after its introduction. In addition, it is unclear the extent to which the Corporation will be able to maintain technological support for such new products. The Corporation's substantial leverage also may hinder the development and deployment of new technologies. See "Substantial Leverage."

         INTERNATIONAL. The Corporation's financial results are dependent in part on its international operations, which represented 32% of revenues for fiscal 1995 and 32% of revenues for fiscal 1996. The Corporation expects that its international operations will continue to be a significant portion of the Corporation's business as the Corporation seeks to expand its international presence. However, the Corporation's international operations have focused largely on sales of COM systems and related equipment and supplies, and its is unclear the extent to which the Corporation will be able to introduce related COM services and other products and services. Also, certain risks are inherent in international operations, including exposure to currency fluctuations. From time to time in the past, the Corporation's financial results have been affected both favorably and unfavorably by fluctuations in currency exchange rates. Unfavorable fluctuations in currency exchange rates also may have an adverse impact on the Corporation's revenues and operating results. The Corporation does not currently enter into hedging arrangements, although it may do so in the future.

         SUBSTANTIAL LEVERAGE. The Corporation has significant debt service obligations. The ability of the Corporation to meet its debt service and other obligations will depend upon its future performance and is subject to financial, economic and other factors, some of which are beyond its control.

         In the event that internally generated funds are not sufficient to fund the Corporation's capital expenditures and its debt service obligations, the Corporation would be required to raise additional funds through the sale of equity securities, the refinancing of all or part of its indebtedness or the sale of assets. Each of these alternatives is dependent upon financial, business and other general economic facts affecting the Corporation, many of which are beyond the control of the Corporation, and there can be no assurance that any such alternatives would be available to the Corporation, it at all, on satisfactory terms. While the Corporation believes that cash flow generated by operations will provide adequate sources of long-term liquidity, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond the Corporation's control could increase the need for refinancing or new capital.

         The indenture governing the Senior Secured Notes (the "Senior Secured Indenture") and the indenture governing the Senior Subordinated Notes (the "Senior Subordinated Indenture") impose restrictions on the operations and activities of the Corporation. The most significant restrictions relate to debt incurrence, investments, sales of assets and cash distributions by the Corporation. The failure to comply with any of these restrictions could result in an event of default under the Senior Secured Indenture or Senior Subordinated Indenture.

         CERTAIN ANTI-TAKEOVER PROVISIONS. The Corporation's Amended and Restated Articles of Incorporation and By-Laws contain certain provisions that may discourage persons from attempting to acquire control of the Corporation. Such provisions, as well as the provisions of Chapter 43 of the Indiana Business Corporation Law (to which the Corporation is subject), could impede a merger, consolidation, takeover or other business combination involving the Corporation or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Corporation. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of the Common Stock.

         Magten Asset Management Corp., on behalf of its investment advisory client accounts ("Magten"), Franklin Resources, Inc., and Merrill Lynch & Co., Inc., each own more than 10% of the Common Stock. Each of these companies acquired its ownership interest with the approval of the Board of Directors. Thus, each company is not subject to the proscriptions of Chapter 43 of the Indiana Business Corporation Law, which otherwise would restrict business combinations with any interested party, including a 10% or greater shareholder.

         DIVIDEND RESTRICTIONS AND TRADING MARKET RISKS. The Corporation does not anticipate paying dividends on the Common Stock in the foreseeable future. Further, the Corporation will be restricted under the Senior Secured Indenture and the Senior Subordinated Indenture in its ability to pay dividends. In addition, ownership of a substantial number of shares of Common Stock may be concentrated in a relatively small number of holders. Sales of or offers to sell a substantial number of shares of Common Stock, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for and price of the Common Stock.

                              SELLING STOCKHOLDERS

         The Shares offered hereby are owned and offered for the account of the Selling Stockholders. The Shares represent Common Stock of the Corporation granted to the Selling Stockholders on August 22, 1996 under the Anacomp, Inc. 1996 Restructure Recognition Incentive Plan. Each of the Selling Stockholders is a non-affiliate of the Corporation. No Selling Shareholder holds one percent or more of the shares under this Registration Statement, nor 1,000 or more shares under this Registration Statement.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by any of the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Shares may be sold in one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of such exchange; and (e) through the writing of options on the Shares. The Selling Stockholders must effect such transactions by notifying the Corporation in advance of any intended transaction in order for the Corporation to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from the Corporation that such transaction may proceed, by selling the Shares only to or through brokers or dealers. If necessary, a supplemental prospectus which describes the method of sale in greater detail may be filed by the Corporation with the Commission pursuant to Rule 424(c) under the 1933 Act under certain circumstances. In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or the purchasers of the Shares may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Corporation will bear all expenses in connection with the registration and sale of the Shares, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Stockholders.

         The Selling Stockholders and any broker or dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the 1933 Act.

         In recognition of the fact that the Selling Stockholders, even though acquiring the Shares with no view towards distribution, may wish to be legally permitted to sell all or a portion of their Shares when they deem appropriate, the Corporation has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the resale of the Shares from time to time on the Nasdaq National Market or in negotiated transactions, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders. This Prospectus forms a part of such Registration Statement.

                                 LEGAL OPINIONS

         A legal opinion to the effect that the Shares offered hereby by the Selling Stockholders are validly issued, fully paid and non-assessable has been rendered by Suzanne S. Bellamy, Associate Corporate Counsel to the Corporation.

                                    EXPERTS

         The consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the four months ended September 30, 1996, the eight months ended May 31, 1996, and the twelve months ended September 30, 1995 and 1994 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the change in method of accounting for the measurement of goodwill impairment which is discussed in Note 1 to the consolidated financial statements.





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
================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.




                               -----------------

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Available Information .........................................  2
Incorporation of Certain Documents by Reference ...............  2
The Corporation ...............................................  3
Risk Factors  .................................................  4
Selling Stockholders  .........................................  8
Sale of Shares  ...............................................  8
Legal Opinion .................................................  9
Experts .......................................................  9

================================================================================
================================================================================

                                 -------------
                                 99,050 SHARES



                                 ANACOMP, INC.


                                 COMMON STOCK


                              -------------------
                              P R O S P E C T U S

                               DECEMBER 31, 1996
                              -------------------

================================================================================



                                      -6-